                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 8, 2002, relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual Report to Shareholders of State Street Research Concentrated International Fund (a series of State Street Research Growth Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts

September 26, 2002